SETTLEMENT, RELEASE AND SEPARATION AGREEMENT


     THIS SETTLEMENT, RELEASE AND SEPARATION AGREEMENT (the "Agreement"), made this 5th day of January, 2001, (the "Date of this Agreement") by and among VDC COMMUNICATIONS, INC. (the "Company"), a Delaware corporation and EDWIN B. READ (the "Employee"), an adult individual presently residing within the State of Connecticut (the Company and the Employee are collectively referred to as the "Parties").

                                    RECITALS:

     WHEREAS, the Parties wish to come to an agreement regarding certain employment issues and related matters.

     NOW, THEREFORE, for and in consideration of the mutual premises, covenants, and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound hereunder, agree as follows:

     1. Certain Transfer. The Company hereby transfers to the Employee ownership of the one (1) desk top computer the Employee used in the Employee's office in the Company's Greenwich, Connecticut office (the "Computer"). The Employee explicitly recognizes that the Computer is being transferred as is, where is, and in its current condition. The Company makes no representations or warranties of any kind with regard to the Computer. The Employee acknowledges that, but for the execution of this Agreement, the Company is not otherwise required to transfer the Computer to the Employee.

     2. Certain Benefits. Except as provided for in this Agreement, as of the Termination Date, as defined below, the Employee shall cease to be eligible to participate under any stock option, bonus, incentive compensation, commission, medical, and other compensation or benefit plans of the Company. After the Termination Date, the Employee shall have no rights under any of those plans, except as follows:

     2.1 The Employee shall have the right to COBRA continuation coverage as to any Company medical plan in which the Employee participated, which means that the Employee will be entitled to buy continued health plan coverage under the normal COBRA health care continuation rules.

     2.2 As of the Termination Date, the Employee's employment with the Company has been terminated "without cause." Therefore, the Employee is entitled to vesting and receipt of a restricted stock award the Company previously granted to him.

     2.3 The Company shall cause all outstanding stock options issued to the Employee under the Company's 1998 Stock Incentive Plan, as amended (the "Options"), to vest in full. Additionally, the Company shall extend the life of the Options for two (2) years following the Date of this Agreement.

     3. Reimbursement of Business Expenses. The Company shall reimburse all reasonable and necessary out-of-pocket business expenses, pre-approved by the Company incurred by the Employee prior to the Termination Date and properly documented to the Company.

     4.        Resignation        and       Termination       of       Services.

     4.1 Employee's employment with the Company and its affiliates is terminated "without cause" as of the Date of this Agreement (the "Termination Date").

     4.2 Employee hereby voluntarily resigns from and surrenders any and all positions he currently holds, or has held, with the VDC Entities (as defined below). In that regard, the Employee shall immediately execute such letters of resignation as are provided to him by the VDC Entities. For purposes of this Agreement, "VDC Entities" shall mean any one or more of the following: the Company, VDC Telecommunications, Inc. ("VDC"), Masatepe Communications, U.S.A., L.L.C., Sky King Communications, Inc., Voice & Data Communications (Hong Kong) Limited, WorldConnectTelecom.com, Inc., Voice & Data Communications (Latin America), Inc., the Company, Cash Back Rebates LD.com, Inc., Free dot Calling.com, Inc. and all of the foregoing's successors, predecessors and assigns.

     4.3 The Employment Agreement, as amended (the "Employment Agreement"), by and between the Company and the Employee dated April 1, 1998 is hereby terminated. Without limitation, and without limiting the generality of the release contained in Section 7, the Employee waives the right to any severance pay provided for in the Employment Agreement.

     5. Confidentiality and Nonsolicitation.

     5.1 Employee shall not disclose Confidential Information of or about the VDC Entities to any other person, entity, corporation, trust, association or partnership. For the purposes of this Agreement, the term "Confidential Information" shall include, without limitation, information obtained while Employee was employed by the VDC Entities as an officer or in any other capacity, relating to the VDC Entities' financial condition, systems, know-how, designs, formulas, processes, devices, intellectual property (pending or otherwise), inventions, research and development, projects, technologies, communications with third parties such as governmental agencies, customers, suppliers, or vendors, methods of doing business, agreements with customers, suppliers, or vendors or other aspects of the VDC Entities' business which information is generally not available outside of the VDC Entities.

     5.2 Employee shall not solicit for employment, directly or indirectly, any person who is, or within one (1) year prior to the Date of this Agreement was, an officer, director, manager, employee, or consultant of the VDC Entities.

     6. Taxes. The Employee shall be solely responsible for paying any taxes on amounts he receives pursuant to this Agreement. The Employee agrees that the Company is to withhold all taxes it determines it is legally required to withhold. The Employee shall indemnify the Company for all expenses, penalties, or interest charges it incurs as a result of not paying payroll taxes on, or withholding taxes from, amounts paid under this Agreement. The Employee shall not make any claim against the Company or any other person or entity based on how the Company reports amounts paid under this Agreement to tax authorities or if an adverse determination is made as to the tax treatment of any amounts payable under this Agreement. In addition, the Employee understands and agrees that the Company has no duty to try to prevent such an adverse determination.

     7. Release.

     7.1 Except for the Company's obligations set forth in this Agreement and the limitation in Section 7.7, the Employee and his assigns, heirs, executors, administrators, and representatives (collectively the "Releasors") for and in consideration of the undertakings set forth in this Agreement and intending to be legally bound, do hereby REMISE, RELEASE AND FOREVER DISCHARGE the Company, VDC, and their subsidiaries, affiliates, component entities, predecessors, successors and assigns, individually and collectively, and all of the foregoing's past and present members, managers, principals, partners, trustees, officers, directors, employees, agents, representatives, attorneys, shareholders, and their respective spouses, successors, heirs, estates, executors, administrators, representatives and agents (collectively the "VDC Released Parties"), of and from any and all manner of actions and causes of actions, suits, debts, claims and demands whatsoever in law, in equity or otherwise, which the Releasors ever had, now have or hereafter may have by reason of any matter, cause or thing whatsoever from the beginning of the world to the Date of this Agreement.

     7.2 The Employee explicitly understands, acknowledges and agrees that by virtue of executing this Agreement he is releasing claims that might arise under many different laws (including statutes, regulations, other administrative guidance, and common law doctrines) such as the following:

     (a) Anti-discrimination statutes, such as the Age Discrimination in Employment Act and Executive Order 11,141, which prohibit age discrimination in employment, Title VII of the Civil Rights Act of 1964, Section 1981 of the Civil Rights Act of 1966, and Executive Order 11,246, which prohibit discrimination based on race, color, national origin, religion, or sex; the Equal Pay Act, which prohibits paying men and women unequal pay for equal work; the Americans With Disabilities Act and Sections 503 and 504 of the Rehabilitation Act of 1973, which prohibit discrimination based on disability; and any other federal, state, or local laws prohibiting employment discrimination.

     (b) Federal employment statues, such as the WARN Act, which requires that advance notice be given of certain work force reductions; the Employee Retirement Income Security Act of 1974, which, among other things, protects employee benefits; the Fair Labor Standards Act of 1938, which regulates wage and hour matters; the Family and Medical Leave Act of 1993, which requires employers to provide leaves of absence under certain circumstances; and any other federal laws relating to employment, such as veterans' reemployment rights laws; and

     (c) Other laws, such as any federal, state, or local laws providing workers'compensation benefits, restricting an employer's right to terminate employees, or otherwise regulating employment; and federal, state, or local law enforcing express or implied employment contracts or requiring an employer to deal with employees fairly or in good faith; any other federal, state, or local laws providing recourse for alleged wrongful discharge, tort, physical or personal injury, emotional distress, fraud, negligent misrepresentation, defamation, and similar or related claims.

     7.3 The Employee explicitly understands, acknowledges and agrees that examples of claims he is releasing include, but are not limited to: (i) claims that in any way relate to his employment with the Company or VDC, or the termination of that employment, such as claims for compensation, bonuses, commissions, lost wages, or unused accrued vacation or sick pay; (ii) claims that in any way relate to the design or administration of any employee benefit program; (iii) claims that he has irrevocable or vested rights to severance or similar benefits or to group insurance benefits.

     7.4 The Employee explicitly understands, acknowledges and agrees that he is releasing claims that he may not know about. The Employee explicitly understands, acknowledges and agrees that this is his knowing and voluntary intent, even though he recognizes that someday he might learn that some or all of the facts he currently believes to be true are untrue and even though he might then regret having signed this Agreement. Nevertheless, the Employee explicitly understands, acknowledges and agrees that he is assuming that risk and further agrees that this Agreement shall remain effective in all respects in any such case. The Employee expressly waives all rights he might have under any law that is intended to protect the Employee from waiving unknown claims. The Employee understands the significance of doing so.

     7.5 Employee further agrees and covenants that neither he, nor any person, organization or other entity on his behalf, will file, charge, claim, sue or cause or permit to be filed, charged or claimed any action for legal or equitable relief (including damages, injunctive, declaratory, monetary or other relief) involving any matter within the scope of the release set forth in
Section 7. Employee agrees that he will not provide any assistance or advisory services efforts (unless required by law or compelled by legal process) to any third parties in connection with any disputes, claims or legal proceedings between such third parties and the VDC Entities.

     7.6. This Agreement does not prevent the Employee from filing a charge of discrimination with the Equal Employment Opportunity Commission, although by signing this Agreement the Employee waives his right to recover any damages or other relief in any claim or suit brought by or through the Equal Employment Opportunity Commission or any other state or local agency on his behalf under any federal or state discrimination law, except where prohibited by law. Employee agrees to release and discharge the VDC Released Parties not only from any and all claims which he could make on his own behalf but also specifically waives any right to become, and promises not to become, a member of any class in any proceeding or case in which a claim or claims against the VDC Released Parties may arise, in whole or in part, from any event which occurred as of the Date of this Agreement.

     7.7 By executing this Agreement,  the Employee is not waiving his right to:
(a) indemnification on the terms set forth in the Company's Certificate of Incorporation, as amended; or (b) coverage on the terms set forth in the Company's Directors and Officers Insurance Policy.

     8. Certain Additional Covenants.

     8.1 Employee agrees that he shall not make or publish, or assist anyone else to make or publish, any negative, critical, disparaging, slanderous, or libelous statements about the VDC Entities or any of their respective officers, directors, agents, employees, or representatives, and (unless and then only to the extent required by law), shall not disclose the terms and provisions of the Agreement to any third party without the Company's written consent.

     8.2 The Company agrees that neither it nor its officers, directors, agents, employees, or representatives shall make or publish any negative, critical, disparaging, slanderous, or libelous statements about Employee.

     8.3 At any time and from time to time, each Party agrees, without further consideration, to take such actions and to execute and deliver such documents as are necessary or reasonable to effectuate the terms, conditions, and purposes of this Agreement.

     8.4 The Employee shall not incur any expenses, obligations, or liabilities on behalf of the VDC Entities.

     8.5 The Employee shall, as requested by the Company, at times mutually agreeable to the Employee and the Company cooperate in effecting a smooth transition of the Employee's responsibilities to others. To the extent the Employee incurs out-of-pocket expenses (such as postage costs or telephone charges) in assisting the VDC Entities at their request, the Company will mail the  Employee a  reimbursement  check for those  expenses  within  fifteen  (15)
calendar days after it receives the Employee's request for payment with satisfactory written substantiation of the claimed expenses.

     8.6 In addition to the provisions of Section 8.5, if requested by the Company or any VDC Entity, the Employee shall serve as a witness for the Company or any VDC Entity and otherwise assist and cooperate with the Company or any VDC Entity in any litigation, arbitration or other legal proceeding involving any VDC Entity. The Company shall reimburse the Employee for any out-of-pocket expenses, preapproved by the Company, incurred by the Employee in complying with the terms of this Section 8.6. Moreover, the Company shall pay the Employee a per diem rate of $300 for each day during which the Employee, at the request of the Company or VDC, spends at least five (5) hours preparing to serve as a witness (including travel associated therewith) or serving as a witness in accordance with the provisions of this Section 8.6.

     8.7 The Employee shall comply with all federal, state, and local securities laws as they relate to the VDC Entities following the Date of this Agreement.

     8.8 The Employee shall not interfere with the telecommunications or computer networks of any VDC Entity or otherwise seek to obtain unauthorized benefits or perquisites therefrom.

     9.       Representations       and       Warranties       of      Employee.

     9.1 The Employee has not filed or caused to be filed any lawsuit, complaint, or charge with respect to any claim within the scope of this Agreement.

     9.2 The Employee has not suffered any discrimination on account of his age, sex, race, national origin, marital status, sexual orientation, or any other protected status, and none of these ever has been an adverse factor used against the Employee by any VDC Released Party.

     9.3 Other than property transferred to the Employee in this Agreement, the Employee has returned to the Company all discs, contracts, notes, files, memoranda, documents, records, commercial paper, negotiable instruments, bank records, licenses, employee files, (including copies of the foregoing), of or regarding the VDC Entities, Internet or voice mail passwords or other passwords, credit cards, checks, instruments, keys, equipment, telephones, computer hardware, computer software, computer apparatus, and any other property of any one of the VDC Entities in his possession or that he removed or had removed from the offices of any one of the VDC Entities.

     10.      Representations     and     Warranties     of     the     Company.

     10.1 The Company has taken, or will in a timely manner take, all corporate action necessary to authorize and effectuate the terms and conditions of this Agreement.

     11. Representations and Warranties of Both Parties. Each Party represents and warrants that:

     11.1 It has (i) carefully read and understands this Agreement, (ii) had the assistance of legal counsel of its choosing (and such other professionals and advisors as it has deemed necessary) in the review and execution hereof, (iii) had the meaning and effect of the various terms and provision hereof have been fully explained to it by such counsel, (iv) conducted such investigation, review and analysis as it has deemed necessary to understand the provisions of this Agreement and the transactions contemplated hereby, and (v) it has executed this Agreement of its own free will.

     11.2 In deciding to enter into this Agreement, it has not relied on any statements, representations, promises or undertaking or inducements except as set forth in the Agreement.

     11.3 It has entered into this Agreement voluntarily and of its own volition without any pressure or influence whatsoever by any individual or entity.

     11.4 It has not sold, assigned, transferred, conveyed, or otherwise disposed of any of the claims settled by this Agreement.

     12. Certain Additional Agreements.

     12.1 The Employee agrees to pay the reasonable attorneys' fees (including, without limitation, an allocable portion of in-house attorneys' fees) and any damages VDC Released Parties, or any one of them, may incur as a result of the Employee breaching this Agreement (such as by suing a VDC Released Party over a released claim) or if any representation made by the Employee in this Agreement was false when made. The Employee further agrees that the Company would be irreparably harmed by any actual or threatened violation of Section 8.1 that involves making negative remarks and the disclosure of the existence, terms, or amount payable under this Agreement, or Section 5 that involves disclosure or use of confidential information or trade secrets or solicitation of employees, and that the Company will be entitled to an injunction prohibiting the Employee from committing any such violation.

     13. Miscellaneous

     13.1 All controversies or claims arising out of or relating to this Agreement or the documents referenced herein shall be determined by binding arbitration applying the laws of the State of Connecticut. Any such arbitration shall be conducted at the Company's offices in Newark, New Jersey, or such other location designated by the Company, before the American Arbitration Association (the "AAA"). Each party to the arbitration shall bear the cost of preparing and presenting its own case. The cost of the arbitration, including the fees and expenses of the arbitrator(s), shall be shared equally by the parties thereto unless the award otherwise provides. Nothing in this section will prevent any party to such arbitration from resorting to judicial proceedings if interim injunctive relief under the laws of the State of Connecticut from a court is necessary to prevent serious and irreparable injury to one of the parties.

     13.2 All notices, requests, instructions, consents and other communications to be given pursuant to this Agreement shall be in writing and shall be deemed received (i) on the same day if delivered in person, by same-day courier or by telegraph, telex or facsimile transmission (provided that telegraph, telex or facsimile notice shall be deemed received on the next business day if received after 5:00 p.m. local time), (ii) on the next day if delivered by overnight mail or courier, or (iii) on the date indicated on the return receipt, or if there is no such receipt, on the third calendar day (excluding Sundays) if delivered by certified or registered mail, postage prepaid.

     13.3 This Agreement shall be construed in accordance with the laws of the State of Connecticut without regard to principles of conflict of laws.

     13.4 This Agreement contains the entire agreement of the Parties with respect to the subject matter hereof and supersedes all existing agreements among them concerning such subject matter. The Agreement may not be changed orally but only by an agreement in writing signed by the Party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

     13.5 No rule of construction requiring interpretation against the drafting party shall apply to the interpretation of this Agreement.

     13.6 Whenever the context of this Agreement may require, any pronoun will include the corresponding masculine, feminine and neuter form, and the singular form of nouns and pronouns will include the plural.

     13.7 Employee acknowledges that he has been informed that he has the right to consider this Agreement for a period of at least forty-five (45) calendar days prior to entering this Agreement. He also understands that he has the right to revoke this Agreement for a period of seven (7) calendar days following his execution of the Agreement by giving written notice to the Chief Executive Officer of the Company at its principal offices. Prior to the Company being obligated to provide the Options amendment provided for in Section 2.3, the Employee shall execute and deliver to the Company the Certification attached hereto as Exhibit "A" and incorporated herein by reference. The Parties understand and agree that any changes to this Agreement, whether material or immaterial, did not restart the running of the forty-five (45) calendar day review period.

     13.8 This Agreement may be executed in multiple counterparts and by facsimile signature, each of which shall constitute an original, but all of which counterparts taken together shall constitute one and the same instrument.

     13.9 The captions or headings of the paragraphs or other subdivisions hereof are inserted only as a matter of convenience or for other reference and shall have no affect on the meaning of the provisions hereof.

     13.10 The invalidity or unenforceability of any term of this Agreement shall not affect the validity or enforceability of this Agreement or any of its other terms; in the event that any court of equity or arbitrator determines that the time period and/or scope of any paragraph or section of this Agreement is unenforceably long or broad, as the case may be, then, and in either such event, neither the enforceability nor the validity of said paragraph or section as a whole shall be affected. Rather, the scope of the section shall be revised by the court or arbitrator as little as possible to make the section enforceable. If the court or arbitrator will not revise said paragraph or section, then this Agreement shall be construed as though the invalid or unenforceable term(s) were not included herein, unless the effect would be to vitiate the Parties' fundamental purposes of entering into this Agreement.

     13.11 In connection with the execution of this Agreement, the Company has prepared the letter attached hereto as Exhibit "B" and incorporated herein by reference. The Company may use this letter in its discretion.

     13.12 This Agreement shall be binding on and inure to the benefit of the Parties hereto and their respective heirs, representatives, successors and assigns.

     13.13 This Agreement shall not be construed as an admission of guilt or wrongdoing by either Party.

     13.14 Any waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed to be a waiver of any other breach of that provision or of any other provision. The failure of any Party to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that Party of the right to insist upon strict adherence in the future. Any waiver must be in writing.

--------------------------------------------------------------------------------
TAKE THIS AGREEMENT HOME, READ IT, AND CAREFULLY CONSIDER ALL OF ITS PROVISIONS BEFORE SIGNING IT: IT INCLUDES A RELEASE OF KNOWN AND UNKNOWN CLAIMS. IF YOU WISH, YOU SHOULD TAKE ADVANTAGE OF THE FULL CONSIDERATION PERIOD AFFORDED BY
SECTION     13.7     AND     YOU     SHOULD      CONSULT     YOUR      ATTORNEY.
--------------------------------------------------------------------------------

     IN WITNESS WHEREOF, the Parties have executed this Agreement the day and year first above written.

ATTEST:                                     VDC COMMUNICATIONS, INC.

/s/ Debra Santa Lucia                        By:/s/ Anthony F. DeJesus
------------------------------------     ---------------------------------------
                                                      Anthony F. DeJesus
                                                      Chairman and CEO

WITNESS:

Mary Read                                    /s/ Edwin B. Read
------------------------------------         -----------------------------------
Print Name                                    Edwin B. Read

/s/ Mary Read
Signature

                                   EXHIBIT "A"

                                  CERTIFICATION

     I, Edwin B. Read, hereby certify that I have not revoked or attempted to revoke the Settlement, Release and Separation Agreement by and between me and VDC Communications, Inc., dated January 5, 2001 (the "Agreement"), as of January 13, 2001. VDC Communications, Inc. may rely upon this Certification in forwarding to me certain consideration provided for in the Agreement.


                                                              Edwin B. Read


                                                              Dated



State of
         -----------------------------------

County of
          ----------------------------------

     Before me, the undersigned, personally appeared Edwin B. Read, known to me (or satisfactorily proven) to be the person who executed the foregoing Certification and acknowledged that the Certification was true and accurate. In witness whereof, I hereunto set my hand.


                                      (Notary Public)

                                       Dated:
                                       --------------------------------------

                            VDC COMMUNICATIONS, INC.
[OBJECT OMITTED]